Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

N E W S R E L E A S E

AT THE COMPANY:
Kenneth Boerger
Vice President and Treasurer
(419) 325-2279

FOR IMMEDIATE RELEASE
MONDAY, APRIL 30, 2012

LIBBEY COMMENCES TENDER OFFER
AND CONSENT SOLICITATION FOR ITS
10% SENIOR SECURED NOTES DUE 2015
(CUSIP No. 52989LAE9)

TOLEDO, OHIO, April 30, 2012-Libbey Inc. (NYSE Amex: LBY) (“Libbey” or “Company”) announced today that its wholly owned subsidiary, Libbey Glass Inc. (“Libbey Glass”), has commenced a cash tender offer (the “Tender Offer”) to purchase up to $320.0 million (“the Tender Cap”) of its outstanding $360.0 million aggregate principal amount of 10% Senior Secured Notes due 2015 (the “Notes”), plus accrued and unpaid interest to, but excluding, the applicable settlement date. In conjunction with the Tender Offer, Libbey Glass is also soliciting consents (the “Consents”) for certain proposed amendments (the “Proposed Amendments”) to the indenture governing the Notes (the “Indenture”) that would eliminate substantially all of the restrictive covenants, modify certain of the events of default and other provisions of the Indenture and release all of the collateral securing the obligations under the Notes (the “Consent Solicitation” and, together with the Tender Offer, the “Offer”).

The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 25, 2012, unless extended by Libbey Glass (the “Expiration Date”).  The Consent Solicitation will expire at 5:00 p.m., New York City time, on May 11, 2012, unless extended or earlier terminated by Libbey Glass (the “Consent Date”). Tendered Notes may be withdrawn at any time on or prior to the earlier of 5:00 p.m., New York City time, on May 11, 2012, or the date that all of the requisite Consents, as set forth in the Indenture, are received (the “Withdrawal Date”).  Other than as required by applicable law, tendered Notes may not be withdrawn after the Withdrawal Date.  Libbey Glass may extend the Consent Date without extending the Withdrawal Date. Any Holder who

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tenders Notes pursuant to the Tender Offer must also deliver a Consent to the Proposed Amendments.

Holders who validly tender (and do not validly withdraw) Notes and deliver their Consents at or prior to the Consent Date, and whose Notes are accepted for purchase, will receive total consideration of $1,070.00 per $1,000 principal amount of Notes (the “Total Consideration”), which includes an amount of cash equal to $30.00 per $1,000 principal amount of Notes so tendered and accepted for purchase (the “Early Tender Premium”). Holders who validly tender Notes after the Consent Date but at or prior to the Expiration Date, and whose Notes are accepted for purchase, will be eligible to receive the Total Consideration less the Early Tender Premium (the “Tender Offer Consideration”). Promptly after the Consent Date, Libbey Glass intends to accept for purchase Notes validly tendered and not subsequently withdrawn at or prior to the Withdrawal Date, subject to proration and the Tender Cap (the “Early Settlement Date”). The Early Settlement Date will be determined by Libbey Glass and is currently expected to occur on May 18, 2012. Promptly after the Expiration Date, Libbey Glass intends to accept for purchase Notes validly tendered after the Consent Date but at or prior to the Expiration Date, subject to proration and the Tender Cap (the “Final Settlement Date”). Libbey Glass will determine to what extent to accept for purchase on the Final Settlement Date remaining Notes validly tendered at or prior to the Consent Date, but not purchased on the Early Settlement Date, based on the application of the proration. Only up to $320.0 million aggregate principal amount of the Notes will be purchased by Libbey Glass. If Notes greater than the Tender Cap are validly tendered and not withdrawn, Libbey Glass will purchase a prorated portion of such Notes under the terms of the Tender Offer such that the aggregate principal amount of Notes purchased is $320.0 million. Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the applicable settlement date. The table below provides a summary of these payments.

CUSIP Number	Title of Security	Outstanding Principal Amount	Consent Date	Tender Offer Consideration(1)	Early Tender Premium(1)	Total Consideration(1)(2)
52989LAE9	10% Senior Secured Notes due 2015	$360,000,000	May 11, 2012 at 5:00 p.m., New York City time	$1,040.00	$30.00	$1,070.00
(1) Per $1,000 principal amount of Notes accepted for purchase.
(2) Inclusive of the Early Tender Premium.

The Offer is conditioned upon: (i) receiving the requisite Consents, as set forth in the Indenture, for the Proposed Amendments, (ii) the successful consummation of a new debt financing on terms and conditions satisfactory to Libbey Glass, (iii) amendments to the existing amended and restated credit agreement, dated February 8, 2010 and (iv) other customary conditions as set forth in the Offer to Purchase and Consent Solicitation Statement.

Libbey Glass reserves the right to waive any and all conditions to the Offer. Libbey Glass will not be required to pay any Early Tender Premium in connection with

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the Offer unless the Notes are tendered at or prior to the Consent Date and Libbey Glass shall have accepted the Notes for purchase pursuant to the Tender Offer.

The principal purpose of the Offer is to acquire Notes up to the Tender Cap and to eliminate substantially all of the restrictive covenants, modify certain of the events of default and other provisions in the Indenture and release all of the collateral securing the obligations under the Notes.

Libbey Glass has engaged Citigroup Global Markets Inc. and Barclays Capital Inc. to act as Dealer Managers and Solicitation Agents for the Offer and Global Bondholder Services Corporation to act as Information and Tender Agent for the Offer. Questions regarding the terms of the Tender Offer and Consent Solicitation may be directed to Citigroup Global Markets Inc. at (800) 558-3745 and (212) 723-6106 (collect) or Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect). Questions regarding procedures for tendering Notes and delivering Consents or requests for documentation may be directed to Global Bondholder Services Corporation at (866) 952-2200 (toll free) or (212) 430-3774 (banks and brokers).

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Offer is being made solely pursuant to the Offer to Purchase and Consent Solicitation Statement and related documents.

Libbey Inc.:

•	is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world;

•	is the leading manufacturer of tabletop products for the U.S. foodservice industry; and

•	supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries.

Based in Toledo, Ohio, since 1888, the Company operates glass tableware manufacturing plants in the United States in Louisiana and Ohio, as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is the leading producer of glass tableware in Mexico and Latin America. Its Royal Leerdam subsidiary, located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Libbey China subsidiary is located in Langfang, China. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and holloware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2011, the Company's net sales totaled $817.1 million.

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This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements only reflect the Company's best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on March 14, 2012. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.